June 21, 2021

Dear Shareholder,

We have previously sent you proxy materials and reminder letters in connection with the Joint Special Meeting of Hack and IPAY that has been adjourned until June 30, 2021. All shareholders are being asked to consider and vote on a Plan of Reorganization proposal (the “Reorganization”). As of today, we have not received your vote.

There are less than ten days until the meeting date. Please take a moment to sign, date and mail the enclosed proxy card in the prepaid return envelope or follow the instructions below to vote by internet or telephone.

PLEASE NOTE: You may not be aware that you are a shareholder in HACK and/or IPAY. If not, it is because your Financial Advisor/Broker invested in HACK and/or IPAY on your behalf.

Vote by Phone. Simply dial toll-free 1 (833) 288-9334 to speak to a customer service representative. Please have your control number found on the enclosed proxy card available at the time of the call. You may also call the toll-free number on the enclosed proxy card and follow the prompts.

Vote via the Internet. You may cast your vote using the Internet by logging onto the website listed on your proxy card and enter your control number found on the enclosed proxy card.
Vote by Mail. You may cast your vote by completing, signing, and dating the enclosed proxy card(s) and returning it in the enclosed prepaid return envelope.

We are asking that you vote your shares, by following the instructions above. There continues to be strong support for the Reorganization proposal. Even though 89% of shares cast have voted FOR the Reorganization proposal we need all retail shareholders to participate to reach a quorum of 50%.

It is also important that you contact your Financial Advisor to ask him or her to contact our proxy solicitor Di Costa Partners (“DCP”) at 1 (862) 621-1766. We believe your Financial Advisor will be eager to assist in voting all shares held by his/her clients. DCP has dedicated information agents available to assist.

If you have any questions or need our assistance, please call the shareholder help line, toll-free, at 1 (833) 288-9334.

Thank you in advance for your assistance.

Sincerely,

MATTHEW BROMBERG
ASSISTANT SECRETARY